As Filed with the Securities and Exchange Commission on October 13, 2000
                                                      Registration No. 333-43768
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                               KEYSPAN CORPORATION
             (Exact name of registrant as specified in its charter)



                                    NEW YORK
                            (State of incorporation)
                                   11-3431358
                     (I.R.S. employer identification number)

                      ------------------------------------

                            STEVEN L. ZELKOWITZ, ESQ.
                 ONE METROTECH CENTER, BROOKLYN, NEW YORK 11201
              175 EAST OLD COUNTRY ROAD, HICKSVILLE, NEW YORK 11801
                            (718) 403-1000 (BROOKLYN)
                           (516) 755-6650 (HICKSVILLE)
                          (Address, including zip code,
                              and telephone number,
                             including area code, of
                             registrant's principal
                           executive offices and agent
                                  for service)



                      ------------------------------------



                                    COPY TO:

                             RAYMOND W. WAGNER, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                          NEW YORK, NEW YORK 10017-3954



                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

                      ------------------------------------


        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------------------------------------------------------------------
                                            CALCULATION OF REGISTRATION FEE
                                                                       PROPOSED                  PROPOSED
                                                                       MAXIMUM                    MAXIMUM
     TITLE OF EACH CLASS OF                AMOUNT TO BE            AGGREGATE PRICE               AGGREGATE              AMOUNT OF
  SECURITIES TO BE REGISTERED               REGISTERED               PER UNIT (2)           OFFERING PRICE (2)      REGISTRATION FEE
Debt Securities                            $1,650,000,000 (1)           100%                 $1,650,000,000            $435,600 (3)
====================================================================================================================================

(1) Or an equivalent amount, based upon the exchange rate on the applicable trade date, in a foreign currency or currency unit identified by the Issuer on the issue date.
(2)     Estimated solely for the purpose of calculating the registration fee.
(3)     Previously paid.

                  SUBJECT TO COMPLETION, DATED OCTOBER 13, 2000

PROSPECTUS

                                [GRAPHIC OMITTED]






                               KEYSPAN CORPORATION

                                 $1,650,000,000
                                 DEBT SECURITIES

-       We plan to issue up to $1,650,000,000 of debt securities.

- The debt securities may be offered as separate series, in amounts, prices and on terms to be determined at the time of the sale. When we offer debt securities, we will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of debt securities including the offering price of the securities.

- We may sell the debt securities to agents, underwriters or dealers, or may sell them directly to other purchasers.

- You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of debt securities carefully before you invest.

                      ------------------------------------


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this prospectus is October , 2000.

                                TABLE OF CONTENTS

                                                                                                                        Page
About this Prospectus......................................................................................................1

Risk Factors...............................................................................................................1

Where You Can Find More Information........................................................................................1

Forward-Looking Statements.................................................................................................2

KeySpan ...................................................................................................................3

Use of Proceeds............................................................................................................4

Ratio of Earnings to Fixed Charges.........................................................................................4

Description of Securities..................................................................................................5

Certain U.S. Federal Income Tax Consequences to Non-U.S. Persons .........................................................18

Plan of Distribution......................................................................................................20

Legal Opinions............................................................................................................22

Experts ..................................................................................................................22

                              ABOUT THIS PROSPECTUS



        As used in this prospectus and any prospectus supplement or term sheet, except as the context otherwise requires, "we," "us," "our," "our Company," and "KeySpan" mean KeySpan Corporation, together with its consolidated subsidiaries.


                                  RISK FACTORS

        For each series of debt securities, we will include risk factors, if appropriate, in the prospectus supplement relating to that series.


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

        We filed a registration statement on Form S-3 with the SEC covering the debt securities. For further information on us and the debt securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of the indenture. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents in an exhibit to our registration statement of which this prospectus is a part.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

     - Our Annual  Report on Form 10-K for the fiscal  year ended  December  31,
1999;

     - Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000;

     - Our Current Reports on Form 8-K January 19, 2000, January 27, 2000, February 1, 2000, March 27, 2000, July 12, 2000, July 26, 2000 and October 6,
2000.

        You may request a copy of these filings, or any of our SEC filings, at no cost, over the Internet at our web site at http://www.keyspanenergy.com or by writing or telephoning us at the following address:

                               Investor Relations
                               KeySpan Corporation
                              One MetroTech Center
                            Brooklyn, New York, 11201
                                 (718) 403-3385

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.


                           FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus, any prospectus supplement or term sheet and the documents we have incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "may," "project," "will" or other similar words to identify forward-looking statements.

        Without limiting the foregoing, all statements relating to our

           -   anticipated capital expenditures,

           -   future cash flows and borrowings,

           -   pursuit of potential future acquisition opportunities, and

           -   sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

        Among the factors that could cause actual results to differ materially are:

           -   available sources and costs of fuel;

           -   volatility of energy prices in a deregulated market environment;

           -   federal   and  state   regulatory   initiatives   that   increase
               competition, threaten cost and investment recovery and impact rate structure;

           -   our ability to successfully reduce our cost structures;

           -   the successful integration of Eastern and EnergyNorth;

           -   the degree to which we develop unregulated business ventures;

           - our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; and

           -   inflationary trends and interest rates.

        When considering these forward-looking statements, you should keep in mind the cautionary statements in this document, any prospectus supplement or term sheet and the documents incorporated by reference. We will not update these statements unless the securities laws require us to do so.


                                     KEYSPAN

      KeySpan was formed in connection with a business combination in May 1998 of KeySpan Energy Corporation, the parent of The Brooklyn Union Gas Company, and certain businesses of the Long Island Lighting Company. Our core business is gas distribution, conducted by our two regulated gas subsidiaries, The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York and KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island. Together, they distribute gas to approximately 1.6 million customers.

      We are also a major, and growing, generator of electricity. We own and operate five large generating plants and 42 smaller facilities in Nassau and Suffolk Counties on Long Island and lease and operate a major facility in Queens County in New York City. Under contractual arrangements, we provide power, electric transmission-and- distribution services, billing and other customer services for approximately one million electric customers of the Long Island Power Authority. Our other subsidiaries are involved in oil and gas exploration and production; gas storage; wholesale and retail gas and electric marketing; appliance service; heating, ventilation and air conditioning installation and services; large energy-system ownership, installation and management; telecommunications; energy-related internet activities; and fuel cells. We also invest in, and participate in the development of, pipelines and other energy-related projects, domestically and internationally.

      In November 1999, KeySpan and Eastern Enterprises announced that they had signed a definitive merger agreement under which we will acquire all of the common stock of Eastern for $64.00 per share in cash, subject to adjustment. The transaction has a total value of approximately $2.5 billion ($1.7 billion in equity and $0.8 billion in assumed debt and preferred stock). The transaction will be accounted for as a purchase.

      Eastern owns and operates Boston Gas Company, Colonial Gas Company, Essex Gas Company, Midland Enterprises Inc., Transgas Inc. and ServicEdge Partners, Inc. In July 1999, Eastern announced it had entered into an agreement to acquire EnergyNorth, Inc. owner of New Hampshire's largest natural gas distributor, EnergyNorth Natural Gas, Inc. EnergyNorth is located across the Massachusetts border from, but contiguous to, areas served by Eastern's gas distribution subsidiaries. In connection with our acquisition of Eastern, Eastern has amended its agreement with EnergyNorth to provide for an all cash acquisition of EnergyNorth shares at a price per share of $61.13, subject to adjustment. The restructured EnergyNorth acquisition is expected to close contemporaneously with the KeySpan/Eastern transaction.

      The increased size and scope of our combined organization should enable KeySpan, Eastern and EnergyNorth to provide enhanced, cost-effective customer service and to capitalize on the above-average growth opportunities for natural gas in the Northeast and provide additional resources to our unregulated businesses. The combined company will serve approximately 2.4 million gas customers.

      The transactions among KeySpan, Eastern and EnergyNorth have already received all required shareholder approvals, as well as the approval of the New Hampshire Public Utility Commission. However, it is conditioned upon the approval of the SEC, which is currently reviewing applications filed by us, Eastern and EnergyNorth under the Public Utility Holding Company Act. We anticipate that the transactions can be completed before the end of 2000, but we are unable to determine when or if the required SEC approvals will be obtained.

      We are a holding company with no independent operations or source of income of our own. We conduct substantially all of our operations through our subsidiaries and, as a result, we depend on the earnings and cash flow of, and dividends or distributions from, our subsidiaries to provide the funds necessary to meet our debt and contractual obligations. Furthermore, a substantial portion of our consolidated assets, earnings and cash flow is derived from the operations of our regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to us is subject to regulation by the New York Public Service Commission.


                                 USE OF PROCEEDS

      We are issuing the debt securities in order to finance our acquisition of Eastern and EnergyNorth, by either using the proceeds to finance the acquisition of Eastern's and EnergyNorth's common stock or for any other proper Company purpose, including to redeem or replace short term financing instruments, such as bank loans or commercial paper issued to finance those acquisitions.


                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

Twelve Months             Twelve Months             Twelve Months       Nine Months             Year                  Six Months
Ended                     Ended                     Ended               Ended                   Ended                 Ended
December 31,              March 31                  March 31            December 31             December 31           June 30,
1996 (a)                  1997 (a)                  1998(a)             1998                    1999                  2000
--------------------      ---------------------     ---------------     ---------------------   ------------------    -------------

2.15                      2.21                      2.44                (b)                     3.23                  4.14

(a) Represents ratio of earnings to fixed charges for our predecessor, Long Island Lighting Company.

(b) For the nine months ended December 31, 1998, earnings were insufficient to cover fixed charges by $365.0 million. During the nine months ended December 31, 1998, we incurred the following special charges (after tax): charges associated with the transaction with the Long Island Power Authority of $107.9 million; charges associated with the combination of Long Island Lighting Company's gas and electric services businesses with KeySpan Corporation of $83.5 million; an impairment charge of $54.1 million to write-down the value of proved gas reserves; and a charge of $13.0 million to establish a not-for-profit philanthropic foundation.

                           DESCRIPTION OF SECURITIES



        IN THIS DESCRIPTION, "WE," "US," "OUR," "OUR COMPANY," AND "KEYSPAN" MEAN KEYSPAN CORPORATION AND NOT ANY OF OUR SUBSIDIARIES. CAPITALIZED TERMS USED BELOW ARE DEFINED UNDER "MATERIAL COVENANTS - DEFINED TERMS."

        The debt securities will be issued under an indenture, dated as of November 1, 2000, between us and The Chase Manhattan Bank, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series.

        The following description of the terms of the debt securities summarizes the material terms that will apply to the debt securities. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the indenture. The referenced sections of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

        Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement or term sheet relating to an issue of debt securities will describe these considerations, if they apply.

SPECIFIC TERMS OF EACH SERIES

      Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will specify the particular amount, price and other terms of those debt securities. These terms may include:

     -    the title of the debt securities;

     -    any limit on the total principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or their manner of determination;

     - the interest rate or rates of the debt securities; the date or dates from which interest will accrue on the debt securities; and the interest payment dates and the regular record dates for the debt securities; or, in each case, their manner of determination;

     - the place or places where the principal of and premium and interest on the debt securities will be paid;

     - the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

     - the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part;

     - the denomination in which the debt securities will be issued, if other than denominations of $1,000 and any whole multiple thereof;

     - the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

     - whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a U.S. person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

     - the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

     -    whether the debt securities will be issuable as global securities;

     - whether the amounts of payments of principal of, premium, if any, and interest, if any, on the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

     - if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

     - any trustees, paying agents, transfer agents, registrars, depositories or similar agents with respect to the debt securities;

     - any additions or deletions to the terms of the debt securities with respect to the events of default or covenants governing the debt securities;

     - the foreign currency or units of two or more foreign currencies in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars, and the holders' right, if any, to elect payment in a foreign currency or foreign currency unit other than that in which the debt securities are payable;

     - whether and to what extent the debt securities are subject to defeasance on terms different from those described under "Defeasance of indenture;" and

     - any other terms of the debt securities that are not inconsistent with the indenture.

(section 301)

        We may issue debt securities as OID debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement or term sheet will contain the issue price, the rate at which interest will accrete, and the date from which such interest will accrete on the OID debt securities.

        We may also issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement or term sheet.


RANKING

        The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated debt.

FORM AND DENOMINATION

        The prospectus supplement or term sheet will describe the form which the debt securities will have, including insertions, omissions, substitutions and other variations permitted by the indenture and any legends required by any laws, rules or regulations. (section 201)

        We will issue debt securities in denominations of $1,000 and whole multiples thereof, unless the prospectus supplement or term sheet states otherwise. (section 302)

PAYMENT

        We will pay principal of and premium and interest on its registered debt securities at the place and time described in the debt securities. We will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium on registered debt securities only against surrender of these debt securities. (section 1001) If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made.

MATERIAL COVENANTS

      The indenture includes the following material covenants:

      LIEN ON ASSETS

      If we or any of our Gas Utility Subsidiaries mortgage, pledge or otherwise subject to any lien the whole or any part of any Property which we now own or acquire in the future, then we will secure the debt securities to the same extent and in the same proportion as the debt or other obligation that is secured by each of those mortgages, pledges or other liens. The debt securities will remain secured for the same period as the other debt remains secured. This restriction does not apply, however, to any of the following:

     -    purchase-money mortgages or liens;

     - liens on any property or asset that existed at the time when we acquired that property or asset;

     - any deposit or pledge to secure public or statutory obligations or contractual obligations to Long Island Power Authority;

     - any deposit or pledge with any governmental agency required in order to qualify us to conduct our business, or any part of our business, or to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security;

     -    any  deposit  or  pledge  with  any  court,   board,   commission   or
          governmental agency as security related to the proper conduct of any proceeding before it;

     - any mortgage, pledge or lien on any property or asset of any of our affiliates other than Gas Utility Subsidiaries, even if the affiliate may have acquired that property or asset from us or a Gas Utility Subsidiary;

     - any lien granted over receivables or other monetary or regulatory assets granted in connection with a securitization arrangement for those assets to secure our or one of our Gas Utility Subsidiaries' monetary or regulatory obligations incurred in relation to such securitization arrangements, so long as the principal amount of those obligations does not exceed the aggregate face amount of such receivables or monetary assets;

     - liens for taxes, assessments or governmental charges or levies not yet delinquent or being contested in good faith by us, if we have made appropriate reserves;

     - liens of landlords and liens of mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by us, if we have made appropriate reserves;

     - leases or subleases which we have granted to others in the ordinary course of business;

     - easements, rights-of-way, restrictions and other similar encumbrances which we have incurred in the ordinary course of business and which do not interfere with the ordinary conduct of our business;

     - liens incurred in connection with the issuance by a state or a political subdivision of a state of any securities the interest on which is exempt from federal income taxes under Section 103 of the Internal Revenue Code or any other laws or regulations in effect at the time of the issuance; or

     - liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the foregoing clauses or in this clause.

      Notwithstanding the foregoing, we and our Gas Utility Subsidiaries may create, incur or permit to exist any lien to secure Indebtedness in addition to those permitted by the preceding sentence, and renew, extend or replace such liens, PROVIDED that at the time of such creation, incurrence, renewal, extension or replacement, after giving effect thereto, the aggregate amount of all such Indebtedness of our company and our Gas Utility Subsidiaries and the aggregate Attributable Value of all Sales and Leaseback Transactions of our company and our Gas Utility Subsidiaries at any one time outstanding together shall not exceed 10% of Consolidated Tangible Assets. As of June 30, 2000, Consolidated Tangible Assets were $7.1 billion. (section 1007).

      SALE AND LEASEBACK TRANSACTIONS

      Neither we nor any of our Gas Utility Subsidiaries may enter into any Sale and Leaseback unless either:

      (1) we and our Gas Utility Subsidiaries would be entitled pursuant to the "--Liens on assets" covenant to create Indebtedness secured by a lien on the Principal Property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the debt securities being equally and ratably secured with (or, at our option, prior to) that Indebtedness; or

      (2) we or the relevant subsidiary, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property so leased (as determined by any two directors of our company or the relevant Gas Utility Subsidiary) to:

                  - the retirement of Indebtedness of our company ranking prior to or on a parity with the debt securities, incurred or assumed by us or that Gas Utility Subsidiary which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such Indebtedness or

                    - the investment in any Principal Property used in the ordinary course of business.

                  (section 1008)

      LIMITATION ON MERGER, CONSOLIDATION AND SALES OF ASSETS

      We may not consolidate with or merge into any other entity or transfer or lease substantially all of our properties and assets to any person unless:

     - the successor is organized under the laws of the United States or a state thereof;

     - the successor assumes by supplemental indenture the obligations of its predecessor (that is, all our obligations under the debt securities and the indenture); and

     - after giving effect to the transaction, there is no default under the indenture.

     The surviving transferee or lessee corporation will be our successor, and we will be relieved of all obligations under the debt securities and the indenture. (sections 801 and 802)

      DEFINED TERMS

      "Attributable Value" means, as to any particular lease under which we or any of our Gas Utility Subsidiaries is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by us in accordance with generally accepted financial practice) compounded semi- annually.

      "Capital Stock" of any Person means shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designed) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

      "Consolidated Tangible Assets" means, as of the date of any determination thererof, the total of all assets which would appear on a consolidated balance sheet of our company and our subsidiaries, prepared in accordance with U.S. generally accepted accounting principles or U.S. GAAP, at their net book values (after deducting related depreciation, depletion and amortization which, in accordance with U.S. GAAP, should be set aside in connection with the business conducted), but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other intangible assets all as determined in accordance with U.S. GAAP.

      "Gas Utility Subsidiaries" means the following subsidiaries of our Company engaged in the distribution and sale at retail of natural gas: The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York, KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island, Boston Gas Company, Colonial Gas Company, Essex Gas Company, and EnergyNorth Natural Gas, Inc.; and any other subsidiary of our Company engaged in such activity, provided such subsidiary would be, at any particular time, a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission.

      "Indebtedness" means, with respect to any Person (without duplication):

                  (1)         any liability of that Person:

                    -    for   borrowed   money  or  under   any   reimbursement
                         obligation relating to a letter of credit or similar instrument;

                    -    evidenced  by  a  bond,  note,   debenture  or  similar
                         instrument;

                    - to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; or

                    - for the payment of money relating to any obligations under any capital lease of real or personal property which has been recorded as a capitalized lease obligation.

                  (2) any liability of others  described in the preceding clause
      (1) that the Person has guaranteed or that is otherwise its legal liability or which is secured by a lien on that Person's Property;

                  (3)  any  amendment,  supplement,   modification,  deferral,
      renewal, extension or refunding of any liability of the types referred to in clauses (1) or (2) above; and

                  (4) in the case of any of our subsidiaries, the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any such subsidiary in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its subsidiaries).

      "Person" means any individual, firm, corporation, partnership, association, joint venture, tribunal, limited liability company, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization.

      "Principal Property" means the real estate, fixtures, pipelines, mains, meters, pipes, valves, compressors and other related personal property primarily used in connection with the transportation, distribution or retail sale of gas by the Gas Utility Subsidiaries.

      "Property" means any asset, revenue or any other property, including capital stock, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

      "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to Principal Property now owned or hereafter acquired whereby we or one of our Gas Utility Subsidiaries transfers the Principal Property to a Person and we or one of our Gas Utility Subsidiaries leases it from that Person for a period, including renewals, in excess of three years.

      "Significant Subsidiary" has the meaning specified , as of the date of the indenture, in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

REGISTRATION OF TRANSFER AND EXCHANGE

      All debt securities issued upon any registration of transfer or exchange of debt securities will be valid obligations of ours, evidencing the same debt and entitled to the same rights under the indenture as the debt securities surrendered in the registration of transfer or exchange.

REGISTRATION OF TRANSFER

     Holders of registered debt securities may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by us. (section 305)

     We will not be required to register the transfer of or exchange debt securities under the following conditions:

- We will not be required to register the transfer of or exchange any debt securities during a period of 15 days before any selection of those debt securities to be redeemed.

- We will not be required to register the transfer of or exchange any debt securities selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

- We will not be required to register the transfer of or exchange debt securities of any holder who has exercised an option to require the repurchase of those debt securities prior to their stated maturity date, except the portion not being repurchased.

(section 305)

EXCHANGE

      At your option, you may exchange your registered debt securities of any series (except a global security, as set forth below) for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

      We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

      The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities. (section 305)

      Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (section 305)

GLOBAL SECURITIES

      If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

      The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

DEFEASANCE OF INDENTURE

      We can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay interest on and the principal of the debt securities and certain other obligations, at any time by:

- depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity; and

- complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our defeasance.

      In addition, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay interest on and the principal of the debt securities, at any time by:

- depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and

- complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our defeasance.

(sections 402-404)

PAYMENTS OF UNCLAIMED MONEYS

      Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any debenture that remains unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (section 409)

EVENTS OF DEFAULT, NOTICES, AND WAIVER

      EVENTS OF DEFAULT

      An "event of default" regarding any series of debt securities is any one of the following events:

- default for 30 days in the payment of any interest installment when due and payable;

- default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

- default in the performance of any covenant in the debt securities or in the indenture by us for 60 days after notice to us by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series;

- acceleration of debt securities of another series or any other indebtedness of ours or one of our Significant Subsidiaries for borrowed money, in an aggregate principal amount exceeding $25 million under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled within 30 days after written notice as provided in the indenture;

- a final, non-appealable judgment or order for the payment of money in excess of $25 million rendered against us or one of our Significant Subsidiaries that is not paid or discharged within 60 days following entry of such judgment or order;

-    certain events of bankruptcy,  insolvency and reorganization  involving us;
     and

- any other event of default of that series that is specified in the prospectus supplement or term sheet.

(section 501)

      A  default   regarding  a  single  series  of  debt  securities  will  not necessarily constitute a default regarding any other series.

      If an event of default for any series of debt securities occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of our company), either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to us. If it is the holders of debt securities who give notice of that declaration of acceleration to us, then they must also give notice to the trustee. (section
502)

      If an event of default occurs which involves the bankruptcy, insolvency or reorganization of our company, as set forth above, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (section 502)

      In order for holders of debt securities to initiate proceedings for a remedy under the indenture, 25% in principal amount must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the debt securities of the same series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of that series. (section 507)

      The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (section 502)

      If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection. (section 503)

      A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. The indenture requires us to pay additional amounts necessary to protect holders if a court requires a conversion to be made on a date other than a judgment date.

      NOTICES

      The trustee is required to give notice to holders of a series of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the default has occurred. In the event of a default in the performance of any covenant in the debt securities or the indenture which results under the indenture in notice to us by the trustee after 90 days, the trustee shall not give notice to the holders of debt securities until 60 days after the giving of notice to us. The trustee may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the debt securities. (section 602)

      WAIVER

      The holders of a majority in principal amount of the outstanding debt securities of a series may waive any past default or event of default except a default in the payment of principal of or premium or interest on the debt securities of that series or a default relating to a provision that cannot be amended without the consent of each affected holder. (section 513)

REPORTS

      We are required to file an officer's certificate with the trustee every year confirming that we are complying with all conditions and covenants in the indenture. (section 1005)

      We must also file with the trustee copies of our annual reports and the information and other documents which we may be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. These documents must be filed with the trustee within 15 days after they are required to be filed with the SEC. If we are not required to file the information, documents or reports under either of these Sections, then we must file with the trustee and the SEC, in accordance with the rules and regulations of the SEC, the supplementary and periodic information, documents and reports which may be required by Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange, as may be required by the rules and regulations of the SEC.

      Within 30 days of filing the information, documents or reports referred to above with the trustee, we must mail to the holders of the debt securities any summaries of the information, documents or reports which are required to be sent to the holders by the rules and regulations of the SEC. (section 704)

RIGHTS AND DUTIES OF THE TRUSTEE

      The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. (section 512) During a default, the trustee is required to exercise the standard of care and skill that a prudent man would exercise under the circumstances in the conduct of his own affairs. (section 601) The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (section
603)

     The trustee is entitled, in the absence of bad faith on its part, to rely on an officer's certificate before taking action under the indenture. (section
603)

SUPPLEMENTAL INDENTURES

      SUPPLEMENTAL INDENTURES NOT REQUIRING CONSENT OF HOLDERS

      Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

-     pledge property to the trustee as security for the debt securities;

- reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

- cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

- issue and establish the form and terms of any series of debt securities as provided in the indenture;

- add to our covenants further covenants for the benefit of the holders of debt securities (and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit);

- add any additional event of default (and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies);

-     change the trustee or provide for an additional trustee;

- provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

- modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(section 901)

      SUPPLEMENTAL INDENTURES REQUIRING CONSENT OF HOLDERS

      With the consent of the holders of at least a majority in principal amount of the series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

- reduce the principal of or premium on or change the stated final maturity of any debt security;

- reduce the rate of or change the time for payment of interest on any debt security (or, in the case of OID debt securities, reduce the rate of accretion of the OID);

- change any of our obligations to pay additional amounts under the indenture;

- reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us (or the time when the redemption, repayment or purchase may be made);

- make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

- reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

- impair any right of repayment or purchase at the option of any holder of debt securities;

- modify the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

- reduce the principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(section 902)

      A supplemental indenture which modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

REDEMPTION

      The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or term sheet for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

-     the principal amount being redeemed;

-     the redemption date;

-     the redemption price;

-     the place or places of payment;

-     the CUSIP number of the debt securities being redeemed;

-     whether the redemption is pursuant to a sinking fund;

- that on the redemption date, interest (or, in the case of OID debt securities, original issue discount) will cease to accrue; and

- if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(section 1104)

      On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (section 1103)

      If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (section 1106)


CONCERNING THE TRUSTEE

      We have customary banking relationships with the trustee, The Chase Manhattan Bank. Among other services, The Chase Manhattan Bank provides us with cash management and credit services, including payroll account, lockbox, foreign exchange and investment custody account services. The Chase Manhattan Bank also serves or has served as administrative agent and trustee with respect to other issuances of debt by us and our subsidiaries and is a member of a syndicate of banks which is party to several credit facilities with us in a total amount of $2 billion. In addition, Chase Securities Inc., an affiliate of The Chase Manhattan Bank, acts as a placement agent for our commercial paper program.


GOVERNING LAW

     The laws of the State of New York govern the indenture and will govern the debt securities. (section 112)


        CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. PERSONS

     The following is a summary of certain U.S. federal income tax considerations for beneficial owners of the debt securities that are "non-U.S. persons" under the Internal Revenue Code of 1986, as amended. Under the Internal Revenue Code, a "non-U.S. person" means a person that is not any of the following:

      -           a citizen or resident of the United States;

- a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

- an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

- a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      This summary is based on current law which is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company"). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF THE DEBT SECURITIES, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


U.S. FEDERAL WITHHOLDING TAX

      The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on a particular series of debt securities provided that:

- you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and the U.S. Treasury Regulations;

- you are not a controlled foreign corporation that is related to us through stock ownership;

- you are not a bank whose receipt of interest on the debt securities is described in the Internal Revenue Code; and

- (a) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the debt securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from the beneficial owner and provides us with a copy.

      If you cannot satisfy the requirements described above, payments of premium, and interest (including original issue discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

- IRS Form 1001 or successor form claiming an exemption from withholding under the benefit of a tax treaty or

- IRS Form 4224 or successor form stating that interest paid on the debt security is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      Under new Treasury regulations applicable to payment made after December 31, 2000, revised Form W-8s will generally replace IRS Form 1001 and IRS Form 4224. The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the debt security.

U.S. FEDERAL ESTATE TAX

      Your estate will not be subject to U.S. federal estate tax on debt securities of a series beneficially owned by you at the time of your death, provided that:

- you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the U.S. Treasury Regulations) and

- interest on that debt security would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. FEDERAL INCOME TAX

      If you are engaged in a trade or business in the United States and interest on the debt securities is effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on debt securities will be included in earnings and profits.

      Any gain or income realized on the disposition of a debt security generally will not be subject to U.S. federal income tax unless:

- that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or

- you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

      INFORMATION REPORTING AND BACKUP WITHHOLDING

      In general, you will not be required to provide information reporting and backup withholding regarding payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

      In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a debt security within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption.

      U.S. Treasury Regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, the new U.S. Treasury Regulations would not significantly alter the present rules discussed above, except in certain special situations.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.


                              PLAN OF DISTRIBUTION

      We may sell the debt securities as follows:

-     through underwriters or dealers; or

-     through agents; or

-     directly to purchasers.

      The prospectus supplement or term sheet for each series of debt securities will describe that offering, including:

-     the name or names of any underwriters, dealers or agents;

-     the purchase price and the proceeds to us from that sale;

- any underwriting discounts and other items constituting underwriters' compensation;

- any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

- any securities exchanges on which the debt securities of that series may be listed.

UNDERWRITERS

      Unless otherwise set forth in the prospectus supplement or term sheet, the obligations of the underwriters to purchase debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of a series if any are purchased.

      The debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of debt securities for whom they may act as agent. Underwriters may also sell debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      We may authorize underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price stated in the prospectus supplement or term sheet required by delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell debt securities under these delayed delivery contracts, the prospectus supplement or term sheet will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

AGENTS

      We may also sell debt securities through agents designated by us from time to time. We will name any agents involved in the offer or sale of the debt securities and will list commissions payable by us to these agents in the prospectus supplement or term sheet. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement or term sheet.

DIRECT SALES

      We may sell debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of debt securities.

REMARKETING TRANSACTIONS

      We may also sell debt securities that we have purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement or term sheet will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the debt securities under the Securities Act of 1933, as amended.

INDEMNIFICATION

      We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

      Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market in the debt securities and may discontinue market-making at any time without notice to holders of debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.


                                 LEGAL OPINIONS

      The validity of the debt securities offered by us in this prospectus will be passed upon for us by Steven L. Zelkowitz, Senior Vice President and General Counsel of KeySpan. Mr. Zelkowitz is the beneficial owner of or has the option to acquire approximately 277,400 shares of our common stock. Certain legal matters will be passed upon for any agents or underwriters by Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the prospectus supplement or term sheet. Simpson Thacher & Bartlett also acts as counsel for us from time to time.


                                     EXPERTS

     Arthur Andersen LLP, independent accountants, audited the financial statements for the nine months ended December 31, 1998 and the twelve months ended December 31, 1999, and related schedules incorporated by reference in this prospectus. Arthur Andersen LLP, also audited the financial statements for Eastern Enterprises for the twelve months ended December 31, 1998 and December 31, 1999, and related schedules incorporated by reference in this prospectus. These financial statements and schedules are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP, as experts in accounting and auditing in giving the reports.

      Ernst & Young LLP, independent auditors, have audited the income statement and statement of cash flows, and the related financial statement schedule of Long Island Lighting Company for the twelve months ended March 31, 1998 included in our Annual Report on Form 10-K, as amended, for the twelve months ended December 31, 1999, as set forth in their report, which is incorporated herein by reference. These financial statements and schedule are incorporated herein by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses in connection with the issuance and  distribution of the debt
securities  being  registered,   other  than  the  underwriting   discounts  and
commissions, are as follows:


Securities and Exchange Commission Registration Fee                     $435,600
Legal Fees and Expenses                                                 $100,000
Accountants Fees and Expenses                                            $50,000
Trustee Fees and Expenses                                                $15,000
Rating Agency Fees                                                      $250,000
Printing and Delivery Expenses                                           $75,000
Miscellaneous Expenses                                                    $5,000
                                                              ------------------
Total*                                                                  $930,600
                                                              ==================

--------------
* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The New York Business Corporation Law ("BCL"), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

      Section 722 of the BCL provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

      Section 723 of the BCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification.
Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers. The registrant has in effect insurance policies providing both directors and officers liability coverage and corporate reimbursement coverage.

     Section 402(b) of the BCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating, with certain exceptions, the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity. The certificate of incorporation of the registrant contains provisions eliminating the personal liability of directors to the extent permitted by New York law.

      The registrant's certificate of incorporation provides generally that it shall, except to the extent expressly prohibited by the BCL, indemnify each of its officers and directors made or threatened to be made a party to any action, suit or proceeding, or appeal thereof, whether civil or criminal by reason of the fact that such person is or was an officer or director against all expense, liability and loss (including, but not limited to all attorneys' fees, judgments, fines, pension plan taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The certificate of incorporation further provides for advancement and reimbursement of such expenses incurred by an officer or director in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by such person to repay such amount if, and to the extent that, such person is ultimately found not to be entitled to indemnification.

ITEM 16. LIST OF EXHIBITS.

      See Exhibit Index

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Issuer pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Issuer's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrants of expenses incurred or paid by a director, officer or controlling person of such registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, KeySpan Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on the 13th day of October, 2000.

KEYSPAN CORPORATION
Issuer of Securities
(Registrant)

By: /s/ Gerald Luterman
    ---------------------------------------------
Gerald Luterman
Chief Financial Officer and Senior Vice-President
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures and Titles:                                         Date:
                                     *                         October 13, 2000
-------------------------------------------------
Robert B. Catell
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Gerald Luterman                                            October 13, 2000
-------------------------------------------------
Gerald Luterman
Chief Financial Officer and Senior Vice-
President
(Principal Financial Officer)

/s/ Ronald Jendras                                             October 13, 2000
-------------------------------------------------
Ronald Jendras
Vice President, Controller and Chief
Accounting Officer
(Principal Accounting Officer)


                                     *                         October 13, 2000
-------------------------------------------------
Lilyan H. Affinito
Director

                                     *                        October 13, 2000
----------------------------------------------------------
George Bugliarello
Director

                                     *                        October 13, 2000
----------------------------------------------------------
Howard R. Curd
Director

                                     *                        October 13, 2000
----------------------------------------------------------
Richard N. Daniel
Director

                                     *                        October 13, 2000
----------------------------------------------------------
Donald H. Elliott
Director

                                     *                        October 13, 2000
----------------------------------------------------------
Alan H. Fishman
Director

                                     *                        October 13, 2000
----------------------------------------------------------
James R. Jones
Director

                                     *                        October 13, 2000
----------------------------------------------------------
Stephen W. McKessy
Director

                                     *                        October 13, 2000
----------------------------------------------------------
Edward D. Miller
Director

                                     *                          October 13, 2000
------------------------------------------------------------
Basil A. Paterson
Director

                                     *                          October 13, 2000
------------------------------------------------------------
James Q. Riordan
Director

                                     *                          October 13, 2000
------------------------------------------------------------
Vincent Tese
Director


/s/ Ronald Jendras                                              October 13, 2000
------------------------------------------------------------
Ronald Jendras, as Attorney-in-Fact
Vice President, Controller and Chief
Accounting Officer


---------------

* Such signature has been affixed pursuant to a power of attorney filed as an exhibit hereto.

                                  EXHIBIT INDEX



Exhibit
Number                    Description of Exhibits
--------                  -----------------------

1*                        Form of Underwriting Agreement

2**                      Agreement  and Plan of Merger,  dated as of November 4,
                         1999,  by  and  among  KeySpan   Corporation,   Eastern
                         Enterprises and ACJ Acquisition LLC

4-a* Form of Indenture, dated as of November 1, 2000, between the Registrant and The Chase Manhattan Bank, as trustee. The form or forms of debt securities with respect to each particular series of debt securities registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed to be incorporated herein by reference.

5* Opinion of Steven L. Zelkowitz as to the legality of the debt securities to be issued

12**                      Computation of ratio of earnings to fixed charges

23-a*                   Consent of Arthur Andersen, LLP, Independent Accountants

23-b*                     Consent of Ernst & Young, LLP, Independent Auditors

23-c* Consent of Steven L. Zelkowitz (contained in his Opinion filed as Exhibit 5 hereto)

24-a**                    Powers of Attorney

24-b* Certified resolution of the Board of Directors of KeySpan authorizing signatures pursuant to power of attorney

25*                      Statement of Eligibility of The Chase Manhattan Bank on
                         Form T-1


------------------

* Filed herewith.

** Previously filed.